CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.158 to Registration Statement No. 333-62298 on Form N-1A of our report dated July 29, 2009, relating to the financial statements and financial highlights of Grubb & Ellis AGA Realty Income Fund, Grubb & Ellis AGA International Realty Fund, and Grubb & Ellis AGA U.S. Realty Fund (the “Funds”), each a part of the diversified series constituting Trust for Professional Managers, included in the Annual Report of the Funds filed on Form N-CSR of Trust for Professional Managers for the period ended May 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, WI
September 22, 2009